Exhibit 12
BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
2015 ANNUAL REPORT ON FORM 10-K
COMPUTATION OF RATIO OF EARNINGS (LOSSES) TO FIXED CHARGES
(in thousands)

	Fiscal Year Ended
	June 28, 2015	June 29, 2014	June 30, 2013	July 1, 2012	July 3, 2011
Earnings (Loss)

Income (Loss) before income taxes	$56,958	$37,134	$(54,164)	$29,873	$32,054
Less: Equity income from equity investees	(7,303)	(6,264)	(4,244)	(5,100)	(5,082)
Add: Fixed Charges	21,714	20,911	21,139	21,317	25,942
Add: Distributed income of equity investees	4,628	4,070	4,636	4,029	6,980
Earnings (Loss) as defined	$75,997	$55,851	$(32,633)	$50,119	$59,894

Fixed Charges

Interest expense	$19,532	$18,466	$18,519	$18,542	$23,014
Amortization of discounts related to indebtedness	—	—	—	—	304
Interest expense as reported	19,532	18,466	18,519	18,542	23,318

Amortization of debt issuance costs	957	988	1,007	1,209	934
Portion of rent expense relating to interest	1,225	1,457	1,613	1,566	1,690
Fixed charges as defined	$21,714	$20,911	$21,139	$21,317	$25,942

Ratio of earnings (loss) to fixed charges	3.5x	2.7x	—	2.4x	2.3x

Coverage deficiency	$—	$—	$53,772	$—	$—